Schedule 13D	Exhibit 32

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MEMORANDUM OF UNDERSTANDING

By private instrument and in the appropriate legal form, between:

1.                                     OI S.A., a Brazilian corporation (sociedade por ações) headquartered in the City and State of Rio de Janeiro, at Rua do Lavradio nº. 71, 2nd floor, Center, registered with the CNPJ/MF under n°.  76.535.764/0001-43, duly represented for the purposes hereof pursuant to its Bylaws (“Oi”);

2.              PORTUGAL TELECOM, SGPS S.A., a publicly held corporation governed by Portuguese law (sociedade aberta de direito português), headquartered at Avenida Fontes Pereira de Melo, n.º 40, in the district of São Jorge de Arroios, Lisbon, registered as a legal entity under n.º 503215058, with a capital stock of EUR 26,895,375 (twenty-six million, eight hundred ninety-five thousand, three hundred seventy-five Euros), duly represented for the purposes hereof pursuant to its Bylaws (“PT SGPS”);

Oi and PT SGPS shall also be referred to herein, individually, as a “Party” or, together, the “Parties.”

WHEREAS:

(i)                                     Among the assets contributed by PT SGPS to Oi’s capital stock in the capital increase subscribed for on April 28, 2014 and completed on May 5, 2014 (the “Capital Increase”), there were companies holding, among other assets, financial investments in securities issued by Rio Forte Investments, S.A. (“RioForte”) in the amount of 897.00 million Euros (the “Securities”);

(ii)                                  PT SGPS and Oi consider it to be in the best interest of the Parties and their shareholders to continue the implementation of the business combination between Oi and PT SGPS as disclosed on February 19, 2014 (the “Transaction”), subject to the provisions of this Memorandum;

The Parties RESOLVE to execute this Memorandum of Understanding (“Memorandum”), which will be governed by the provisions described below:

1.                                      The main purpose of this Memorandum is to establish in good faith the basis for a common agreement between the Parties, and in no circumstance shall it be interpreted as an acknowledgment of any act, measure or omission, by either of the Parties or any of their directors, which may be deemed contrary to applicable law or any contractual obligation.

2.                                      PT SGPS and Oi’s subsidiaries holding the Securities (the “Oi Subsidiaries”) will exchange 474,348,720 common shares (“ON”) and 948,697,440 preferred shares (“PN” and, together with the ON, the “Exchange Shares”) of Oi currently owned by PT

Schedule 13D

SGPS, free and clear of any encumbrance and without possible return, for the Securities (the “Exchange”), subject to the terms and conditions provided for in this Memorandum.

3.                                      The definitive agreements setting forth all the terms and conditions of the Exchange and the Option (as defined below), as well as the other acts and transactions contemplated herein (the “Definitive Agreements”) shall be agreed upon within 20 (twenty) days from the date hereof by the Parties to this Memorandum, by Oi’s subsidiaries holding the Securities (the “Oi Subsidiaries”) and by the other signatories of the Transaction documents dated February 19, 2014 (together hereafter referred to as the “Relevant Parties”), subject to the agreement of the latter.

4.                                      The documents for the transfer of the Exchange Shares that will be transferred by PT SGPS to the Oi Subsidiaries will be executed simultaneously with the execution of the documents for the transfer of the Securities to PT SGPS (the “Closing Date”).

5.                                      The Definitive Agreements will also provide for a personal and non-transferrable option to purchase (the “Option”) Oi shares in the same number and of the same type as the Exchange Shares (or, as applicable, shares of CorpCo, as defined below, issued in replacement of the Exchange Shares) (the “Option Shares”) to be granted by by Oi and the Oi Subsidiaries to PT SGPS.  The Option may be exercised at any time, in whole or in part, in accordance with the following terms and conditions:

(i)                                    Option Shares:  the shares that are the subject of the Option correspond to the same number and type as the Exchange Shares, provided that once Oi shall have merged into Telemar Participações S.A. (“Tpart” or “CorpCo”) in the context of the Transaction (the “Merger of Shares”), the term Option Shares shall refer to the number of shares of the CorpCo that would be issued to replace the Exchange Shares if these shares were owned by PT SGPS.  The number of Option Shares shall be adjusted to reflect modifications due to stock splits or reverse splits;

(ii)                                 Period:  6 (six) years, provided, however, that number of Option Shares with respect to which PT SGPS will be entitled to exercise the Option shall be reduced by the percentages indicated in the table below:

Schedule 13D

Date of Reduction	% of the Option Shares that annually cease to be subject to the Option
As of the 1st anniversary of the Closing Date	10.0%
As of the 2nd anniversary of the Closing Date	18.0%
As of the 3rd anniversary of the Closing Date	18.0%
As of the 4th anniversary of the Closing Date	18.0%
As of the 5th anniversary of the Closing Date	18.0%
As of the 6th anniversary of the Closing Date	18.0%

(iii)                              Exercise Price:  the amount of 1.8529 Reais per PN and 2.0104 per ON and, as applicable, 2.0104 Reais per common share issued by CorpCo.  The amounts provided for herein will be indexed to the variation of the CDI rate plus 1.5% per year, calculated pro rata temporis, as of such time the Exchange is effected through the date of effective payment of the price of each exercise, whether partial or total, of the Option.  The exercise price of the Option shall be paid in cash in immediately available funds.

6.                                      The Definitive Agreements to be agreed upon and signed by the Relevant Parties shall provide, among other customary clauses and the provisions contemplated by this Memorandum, that:

(i)                                     Oi or its subsidiaries will not be liable for the existence, formalization, validity, solvency or any liens or encumbrances on the Securities, nor shall it be attributed any liability arising directly or indirectly from the transfer of such Securities pursuant to the Exchange.

(ii)                                  PT SGPS shall hold Oi or its subsidiaries harmless of any liability of any kind arising from holding the Securities or transferring them pursuant to the Exchange.

(iii)                               The Exchange will be implemented by the Oi Subsidiaries, in proportion to the Securities they own directly, within 3 (three) business days from the date on which all of the following have occurred: (i) communication by the Comissão de Valores Mobiliários authorizing (a) the receipt of the Exchange Shares by the Oi Subsidiaries, (b) the grant, by the Oi Subsidiaries, of the Option under the terms provided in Clause 5 above and in the Definitive Agreements and (c) the holding of Oi shares (and, upon completion of the Merger of Shares, of CorpCo shares) in treasury in a volume equivalent to the maximum number of Option Shares, during the effective period of such Option; (ii) signature of the Definitive Agreements and (iii) the Corporate Approvals.

(iv)                              Oi (and, upon completion of the Merger of Shares, CorpCo) may, subject to legal and regulatory restrictions, freely use the shares held in treasury, so long as the economic effects of the Option for PT SGPS are guaranteed.

Schedule 13D

7.                                      The execution and implementation of the transactions provided for in the Definitive Agreements will be conditioned upon approval by (i) the PT SGPS General Shareholders’ Meeting, which, prior to being convened, will require the prior approval of the Board of Directors, (ii) the prior meeting of the shareholders (reunião prévia) of of Tpart and (iii) the Meeting of the Board of Directors of Oi, to be obtained by September 8, 2014 (the “Corporate Approvals”).

8.                                      Oi and the Oi Subsidiaries shall cooperate with PT SGPS for the full exercise of its rights relating to collection under the Securities.

9.                                      The Parties acknowledge that the agreements signed on February 19, 2014 and that govern the Transaction shall be amended to provide for: (i) an extension of the deadline for completing the Transaction; (ii) the necessary adjustment in the structure of incorporation of PT SGPS into CorpCo (as established at the prior meeting (reunião prévia) dated February 19, 2014), such that PT SGPS shareholders may have an opportunity to receive, as quickly as possible, shares of CorpCo, in accordance with such legally permissible structure as shall be mutually agreed by the Parties; and (iii) limiting the voting rights of PT SGPS, in CorpCo’s Bylaws, to a maximum of 7.5% (seven and a half percent).  These adjustments will be provided for in the Definitive Agreements.

9.1.  The Parties agree that the Definitive Agreements shall also provide that the CorpCo’s Board of Directors to be elected in preparation for its listing on the Novo Mercado and the Merger of Shares will consist of the following: Antônio Gomes Mota, Fernando Magalhães Portella, Fernando Marques dos Santos, Paulo José Lopes Varela, José Mauro Mettrau Carneiro da Cunha, Rafael Luís Mora Funes, Renato Torres de Faria, Rui Horta e Costa, Sérgio Franklin Quintella, Thomas C. Azevedo Reichenheim and Vitor da Conceição Gonçalves.

10.                               The Parties expressly agree that, for so long as this Memorandum is in effect, any judicial, extrajudicial or arbitral measure brought in any jurisdiction at any time against the other Party or any of its administrators (both current and in office at the time of the relevant events) in relation to the Capital Increase, the Share Subscription Agreement executed by the Parties on February 19, 2014 (the “Subscription Agreement”), the transfer of the Securities in the context of such Capital Increase, and/or the Securities, other than actions required to maintain and preserve the respective rights of the Parties, will be deemed an act contrary to good faith (“Agreement Not to Litigate”).

10.1.  The Parties shall cause the Definitive Agreements to include a provision by which they shall grant each other and their respective administrators (both current and in office at the time of the relevant events) an irrevocable and irreversible general discharge, declaring that neither Party shall have any claim against the other Party, nor shall they initiate any litigation, with respect to the realization of the financial investments in the Securities and their contribution to Oi.

Schedule 13D

11.                               The Definitive Agreements will have the effect of a transaction between the Parties in relation to the investment effected in the Securities.

12.                               Until the Securities are transferred to PT SGPS, PT SGPS shall be responsible for instructing Oi (subject to the latter’s agreement) on any measures that, in the event of a default on the Securities, it should take to preserve rights to collect or to take a position on any proposed debt restructuring.  In such event, PT SGPS shall hold Oi harmless for the instructions given and followed by Oi in collecting on or renegotiating the Securities.  PT SGPS will advance payment of necessary costs that may be incurred for this purpose, subject to signature of the Definitive Agreements.  Notwithstanding anything to the contrary in this Clause 12, Oi shall provide PT SGPS all the documentary support for taking all measures necessary to collect any amounts under the Securities.

13.                               Upon execution of this Memorandum, PT SGPS and Oi shall immediately disclose material facts to the market, observing the terms of the drafts attached to this memorandum as Annex 13.

14.                               This Memorandum is effective as from the date hereof and shall remain in full force and effect until the earlier of (i) the date of execution of the Definitive Agreements and (ii) September 12, 2014.

15.                               The Parties represent and warrant hereby that this Memorandum is a valid and binding obligation of each of the Parties and that, except as expressly provided for herein, they have obtained all the approvals needed for its execution.

16.                               Any notice, communication, correspondence, claim, demand, request, instruction, notice of arbitration, judicial summons or subpoena relating to this Memorandum or to any dispute, demand, doubt or controversy arising from or relating to this Memorandum shall be deemed delivered when received by the other Party (i) by registered mail, through a reputable courier company, at the time of effective receipt, (ii) at the time delivered, if delivered by hand, or (iii) on the date of confirmation of receipt of transmission issued by a fax machine, when faxed , as applicable, to the addresses and telephone/fax numbers shown below (or any other address or telephone/fax number as may be indicated by a Party, in writing, to the other Parties):

(i)                                      If to Oi:

OI S.A.

At.: Mr. Bayard de Paoli Gontijo

Rua do Lavradio nº. 71, 2º andar, Centro, Rio de Janeiro, Brasil

(ii)                                   If to Portugal Telecom SGPS:

PORTUGAL TELECOM SGPS

At.: Secretaria Geral

Avenida Fontes Pereira de Melo, n.º 40, freguesia de São Jorge de Arroios,

concelho de Lisboa, Portugal

Schedule 13D

16.1.                      Any Party may change the address to which notice shall be sent by written notice to the other contracting Parties in accordance with this Clause 16, it being however specified that for the purposes of this provision, the notice shall be deemed to have been received only upon acknowledgement of receipt by each of the other Parties.

17.                               This Memorandum may only be amended, replaced, cancelled, renewed or extended and its terms may only be waived through a written instrument signed by all Parties or, in the case of a waiver, by the Party waiving the respective right.  No waiver, termination or discharge of this Memorandum, or of any of its terms or provisions, shall be binding upon any of the contracting Parties unless confirmed in writing.  Any delay in exercising a right, power or privilege provided for in this Memorandum shall not be deemed as a waiver of such right, power or recourse; nor shall a total or partial waiver of any right, power, recourse or privilege preclude any other subsequent exercise of such right, recourse, power or privilege.

18.                               This Memorandum shall be binding upon and benefit the Parties and their respective permitted successors and assigns.  Except as provided herein, this Memorandum (and the rights and obligations provided for herein) may not be assigned by any Party without the prior written consent of the other Parties.

19.                               Any term or provision of this Memorandum that is declared void, invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability, without affecting the validity and enforceability of the remaining terms and provisions of this Memorandum, which shall remain in full force and effect as if such void, invalid or unenforceable term or provision had not been contained in this Memorandum.  The Parties shall negotiate in good faith to replace the invalidated provisions with others that reflect, to the extent possible, their initial intentions.

20.                               This Memorandum shall be governed by and interpreted in accordance with the laws of the Federative Republic of Brazil.

21.                               The Parties shall make an effort to resolve amicably and by consensus any controversy, dispute, question, doubt or disagreement arising from this Memorandum (“Conflict”).

21.1.                      If, after discussing for a period of 10 (ten) Business Days, the Parties fail to reach an amicable solution and consensus in relation to the Conflict, then such Conflict shall be settled by arbitration, to be conducted before and administered by the Câmara de Arbitragem da Câmara de Comércio Brasil-Canadá (the “Chamber”).

21.2.                      The arbitration shall be conducted in accordance with the Chamber’s procedural standards in effect at the time of the arbitration.

21.3.                      The arbitration shall be administered by an arbitral tribunal consisting of three arbitrators registered with the Ordem dos Advogados do Brasil (the “Arbitral Tribunal”).

Schedule 13D

21.4.                      Each Party involved will appoint an arbitrator.  The third arbitrator, who will preside over the Arbitral Tribunal, will be selected by mutual agreement of the arbitrators appointed by the Parties involved.

21.5.                      Any omission, refusal, dispute, doubt and disagreement with respect to the appointment of the arbitrators by the Parties involved or to the choice of the third arbitrator shall be settled by the Chamber.

21.6.                      The procedures provided for in this provision shall also apply when replacing an arbitrator.

21.7.                      The arbitration shall take place in the City of Rio de Janeiro, in the State of Rio de Janeiro, and the Arbitral Tribunal may, with cause, decide to carry out certain specific actions in different locations.

21.8.                      The arbitration shall be conducted in Portuguese.

21.9.                      The arbitration shall follow the rules of law (de direito), applying the rules and principles of the legal system of the Federative Republic of Brazil.

21.10.               The arbitration shall have a term of 6 (six) months, which period may be extended for cause by the Arbitral Tribunal.

21.11.               The arbitration will be confidential.

21.12.               The Arbitral Tribunal shall allocate between the Parties, in accordance with criteria of succumbency (sucumbência), reasonability and proportionality, the payment and reimbursement of (i) any fees and other amounts due, paid or reimbursed to the Chamber, (ii) any fees and other amounts due, paid or reimbursed to the arbitrators, (iii) any fees and other amounts due, paid or reimbursed to the experts, translators, interpreters, stenographers and any other assistants as may have been appointed by the Arbitral Tribunal, (iv) the winning attorneys’ fees as determined by the Arbitral Tribunal and (v) any damages for litigation in bad faith.  The Arbitral Tribunal shall not condemn any of the Parties involved to pay or reimburse (i) contractual fees or any other amount due, paid or reimbursed by the opposing party to its lawyers, technical assistants, translators, interpreters and other auxiliaries and (ii) any other amount due, paid or reimbursed by the opposing party with respect to the arbitration, including for example expenses for photocopies, authentications (including by consular authorities) and travel expenses.

21.13.               Arbitral awards shall be final and binding, neither requiring judicial ratification nor admitting any appeal, except for requests for correction (pedidos de correção) and requests for clarification to the Arbitral Tribunal as provided for under art. 30 of Law nº 9.307/96 and any annulment action based on art. 32 of Law nº 9.307/96.

Schedule 13D

21.14.               Before the Arbitral Tribunal is seated, any of the Parties involved may petition the Courts for preliminary injunctions and advance relief, although any such petition shall not affect the existence, validity and efficacy of this arbitration clause, nor represent a waiver of the obligation to submit the Conflict to arbitration.  After the Arbitral Tribunal is seated, any petitions for preliminary injunctions or advance relief shall be directed to the Arbitral Tribunal.

21.15.               For the purposes of (i) preliminary injunctions and advance relief before the Arbitral Tribunal is seated, (ii) enforcement of the decisions of the Arbitral Tribunal, including the final award and any partial award, (iii) any annulment action based on art. 32 of Law nº 9.307/96, and (iv) any Conflicts which, under Brazilian law cannot be settled through arbitration, the Forum of the Judicial District of Rio de Janeiro is elected as the sole jurisdiction, waiving all others, however special or privileged they may be.

IN WITNESS WHEREOF, the Parties cause 2 (two) originals of equal substance and form of this Memorandum to be signed before 2 (two) witnesses.

Lisbon, July 15, 2014.

OI S.A.

Name:	Name:
Position:	Position:

PORTUGAL TELECOM SGPS S.A.

Name:	Name:
Position:	Position:

Witnesses:

1.	2.
Name:	Name:
CPF:	CPF: